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International Business Machines Corporation
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IBM Notice of 2007 Annual Meeting and Proxy Statement

Dear Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders on Tuesday, April 24, at 10 a.m., in the Grand Ballroom of the Knoxville Convention Center, Knoxville, Tennessee.

Dr. Charles M. Vest is not a nominee for election, and his term on the Board will end in April. We are very grateful to him for his many valuable contributions and we will miss his participation.

At this year’s Annual Meeting, you will be asked to approve, among other items,  amendments to IBM’s Certificate of Incorporation that will eliminate statutory supermajority voting requirements for certain extraordinary actions.  Your affirmative vote on these matters is important, and we appreciate your continued support.

Stockholders of record can vote their shares by using the Internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you also may vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope. If you will need special assistance at the meeting because of a disability, please contact the Office of the Secretary, Armonk, N.Y. 10504.

Very truly yours,

/s/ Samuel J. Palmisano
Samuel J. Palmisano
Chairman of the Board

Your Vote is Important

PLEASE VOTE BY USING THE INTERNET,

THE TELEPHONE, OR BY SIGNING, DATING, AND RETURNING

THE ENCLOSED PROXY CARD

ARMONK, NEW YORK 10504

MARCH      , 2007

Notice of Meeting

The Annual Meeting of Stockholders of International Business Machines Corporation will be held on Tuesday, April 24, 2007, at 10 a.m., in the Grand Ballroom of the Knoxville Convention Center, 701 Henley St., Knoxville, Tennessee 37902. The items of business are:

1.               Election of directors for a term of one year.

2.               Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Amendments to the Certificate of Incorporation  to Eliminate Statutory Supermajority Voting Requirements for the following extraordinary actions:

3.               Merger or Consolidation

4.               Disposition of  All or Substantially All of the Assets of the Corporation Outside the Ordinary Course of Business

5.               Plan for the Exchange of Shares of the Corporation

6:               Authorization of Dissolution of the Corporation

7.               Such other Matters, including       stockholder proposals as may properly come before the meeting.

These items are more fully described in the following pages, which are hereby made a part of this Notice. Only stockholders of record at the close of business on February 23, 2007 (the “Record Date”) are entitled to vote at the meeting or any adjournment thereof. Stockholders are reminded that shares cannot be voted unless the signed proxy card is returned, shares are voted over the Internet or by telephone, or other arrangements are made to have the shares represented at the meeting.

/s/ Daniel E. O’Donnell
Daniel E. O’Donnell
Vice President and Secretary

ADMISSION TO THE ANNUAL MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS, AND AN ADMISSION TICKET AND PICTURE IDENTIFICATION WILL BE REQUIRED TO ENTER THE MEETING. FOR STOCKHOLDERS OF RECORD, AN ADMISSION TICKET IS ATTACHED TO THE PROXY CARD SENT WITH THIS PROXY STATEMENT. STOCKHOLDERS HOLDING STOCK IN BANK OR BROKERAGE ACCOUNTS CAN OBTAIN AN ADMISSION TICKET IN ADVANCE BY SENDING A WRITTEN REQUEST, ALONG WITH PROOF OF OWNERSHIP (SUCH AS A BROKERAGE STATEMENT), TO OUR TRANSFER AGENT AT THE ADDRESS LISTED BELOW. AN INDIVIDUAL ARRIVING WITHOUT AN ADMISSION TICKET WILL NOT BE ADMITTED UNLESS IT CAN BE VERIFIED THAT THE INDIVIDUAL IS AN IBM STOCKHOLDER AS OF THE RECORD DATE FOR THE MEETING. CAMERAS, CELL PHONES, RECORDING EQUIPMENT AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

This Proxy Statement and the accompanying form of proxy card are being mailed beginning on or about March    , 2007, to stockholders entitled to vote. The IBM 2006 Annual Report, which includes consolidated financial statements, is being mailed with this Proxy Statement. Stockholders of record who did not receive an annual report or who previously elected not to receive an annual report for a specific account may request that IBM mail its 2006 Annual Report to that account by writing to our transfer agent, Computershare Trust Company, N.A., P.O. Box 43072, Providence, R.I. 02940 or by telephoning 781-575-2727.

Table of Contents

1.	Election of Directors for a Term of One Year
• General Information
• Executive Compensation

2.	Ratification of Appointment of Independent Registered Public Accounting Firm

Amendments to the Certificate of Incorporation (Proposals 3-6) to Eliminate Statutory Supermajority Voting Requirements for the following extraordinary actions:

3.	• Merger or Consolidation

4.	• Disposition of All or Substantially All of the Assets of the Corporation Outside the Ordinary Course of Business

5.	• Plan for the Exchange of Shares of the Corporation

6.	• Authorization of Dissolution of the Corporation

7.	Stockholder Proposal on Cumulative Voting

8.	Stockholder Proposal on Pension and Retirement Medical

9.	Stockholder Proposal on Executive Compensation

10.	Stockholder Proposal on Offshoring

11.	Stockholder Proposal on Majority Voting for Directors

12.	Stockholder Proposal on Pay Differentials

Other Matters
Proxies and Voting At the Meeting
Appendix A: Proposed Article TWELVE to the Company’s Certificate of Incorporation

1.     Election of Directors for a Term of One Year

The Board proposes the election of the following directors of the Company for a term of one year. Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors.

CATHLEEN BLACK, 62, is president of Hearst Magazines, a division of The Hearst Corporation, a diversified communications company. She is chair of IBM’s Directors and Corporate Governance Committee and a member of IBM’s Executive Committee. Prior to joining Hearst Magazines, she was president and chief executive officer of the Newspaper Association of America from 1991 to 1996, president, then publisher, of USA TODAY from 1983 to 1991, and also executive vice president/marketing for Gannett Company, Inc. (USA TODAY parent company) from 1985 to 1991. She is a director of The Hearst Corporation, The Coca-Cola Company, the Advertising Council, a member of the Council on Foreign Relations and a trustee of the University of Notre Dame. Ms. Black became an IBM director in 1995.

KENNETH I. CHENAULT, 55, is chairman and chief executive officer of American Express Company, a financial services company. Mr. Chenault joined American Express in 1981 and was named president of the U.S. division of American Express Travel Related Services Company, Inc., in 1993, vice chairman of American Express Company in 1995, president and chief operating officer in 1997, president and chief executive officer in 2000 and to his present position in 2001. Mr. Chenault became an IBM director in 1998.

JUERGEN DORMANN, 67, is chairman of the board of ABB Ltd, a manufacturer of power and automation technologies. He is a member of IBM’s Executive Compensation and Management Resources Committee. Mr. Dormann joined Hoechst AG in 1963 and was chairman of the management board from 1994 until 1999. In 1999 Mr. Dormann was elected chairman of the board of management of Aventis S.A. He was elected chairman of the board of ABB Ltd in 2001 and was president and chief executive officer of ABB from 2002 through 2004. Mr. Dormann is vice chairman of the board of Sanofi-Aventis, vice chairman of the board of Adecco S.A. and a director of BG Group. Mr. Dormann was an IBM director from 1996 to 2003, and he became an IBM director again in 2005.

MICHAEL L. ESKEW, 57, is chairman and chief executive officer of United Parcel Service, Inc., a provider of specialized transportation and logistics services. He is a member of IBM’s Audit Committee. Mr. Eskew joined United Parcel Service in 1972. He was named corporate vice president for industrial engineering in 1994 and group vice president for engineering in 1996. Mr. Eskew was named executive vice president in 1999, vice chairman in 2000 and to his current position in 2002. Mr. Eskew is a director of 3M Company. Mr. Eskew became an IBM director in 2005.

SHIRLEY ANN JACKSON, 60, is president of Rensselaer Polytechnic Institute. She is a member of IBM’s Directors and Corporate Governance Committee. Dr. Jackson was a theoretical physicist at the former AT&T Bell Laboratories from 1976 to 1991, professor of theoretical physics at Rutgers University from 1991 to 1995 and chairman of the U.S. Nuclear Regulatory Commission from 1995 until she assumed her current position in 1999. Dr. Jackson is a director of Federal Express Corporation, Marathon Oil Corp., Medtronic, Inc., Public Service Enterprise Group

Incorporated and the New York Stock Exchange. She is a member of the National Academy of Engineering and a fellow of the American Academy of Arts and Sciences. Dr. Jackson is past president of the American Association for the Advancement of Science and is a member of the Council on Foreign Relations. Dr. Jackson became an IBM director in 2005.

MINORU MAKIHARA, 77, is senior corporate advisor and former chairman of Mitsubishi Corporation. He is a member of IBM’s Directors and Corporate Governance Committee. Mr. Makihara joined Mitsubishi in 1956 and was elected president of Mitsubishi International Corporation in 1987, chairman of Mitsubishi International Corporation in 1990, president of Mitsubishi Corporation in 1992 and chairman in 1998. Mr. Makihara retired as chairman of Mitsubishi Corporation and became senior corporate advisor in 2004. Mr. Makihara is a director of Shinsei Bank, Limited, and Millea Holdings, Inc. He is also a member of the international advisory board of the Coca-Cola Company and the international council of J.P. Morgan Chase & Co., Inc. Mr. Makihara was an IBM director from 1997 to 2003, and he became an IBM director again in late 2004.

LUCIO A. NOTO, 68, is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is chairman of IBM’s Audit Committee and a member of the Executive Committee. Mr. Noto was chairman and chief executive officer of Mobil Corporation from 1994 until its merger with Exxon in 1999 at which time he was named vice chairman of Exxon Mobil Corporation. He held this position until his retirement in 2001. Mr. Noto is a director of Altria Group, Inc., United Auto Group, Inc., Stem Cell Innovations and Shinsei Bank, Limited. He is also a member of the International Advisory Council of Temasek (Singapore) Inc. Mr. Noto became an IBM director in 1995.

JAMES W. OWENS, 61, is chairman of the board and chief executive officer of Caterpillar Inc., a manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. He is a member of IBM’s Audit Committee. Mr. Owens joined Caterpillar Inc. in 1972 as a corporate economist and subsequently held various management positions, including chief financial officer. He was named group president in 1995, vice chairman in 2003 and to his current position in 2004. He is a director of Alcoa Inc.   Mr. Owens serves on the boards of the Institute of International Economics in Washington, D.C. and the Council on Foreign Relations, and he is also a member of the Business Roundtable.  Mr. Owens became an IBM director in 2006.

SAMUEL J. PALMISANO, 55, is chairman of the Board, president and chief executive officer of IBM and chairman of IBM’s Executive Committee. Mr. Palmisano joined IBM in 1973. He was elected senior vice president and group executive of the Personal Systems Group in 1997, senior vice president and group executive of IBM Global Services in 1998, senior vice president and group executive of Enterprise Systems in 1999, president and chief operating officer in 2000, chief executive officer in 2002 and chairman of the Board in 2003. Mr. Palmisano is a director of Exxon Mobil Corporation. Mr. Palmisano became an IBM director in 2000.

JOAN E. SPERO, 62, is president of the Doris Duke Charitable Foundation. She is a member of IBM’s Executive Compensation and Management Resources Committee. Ms. Spero served as U.S. Ambassador to the United Nations for Economic and Social Affairs from 1980 to 1981. From 1981 to 1993 she held several positions with American Express Company, the last being executive vice president, corporate affairs and communications. From 1993 to 1996 Ms. Spero served as U.S. Undersecretary of State for Economic, Business and Agricultural Affairs, and she assumed her current position with the Doris Duke Charitable Foundation in 1997. She is a director of First Data Corporation and the Council on Foreign Relations and a trustee of Columbia University and the Wisconsin Alumni Research Foundation. Ms. Spero became an IBM director in 2004.

SIDNEY TAUREL, 58, is chairman of the board and chief executive officer of Eli Lilly and Company, a pharmaceutical company. He is chairman of IBM’s Executive Compensation and Management Resources Committee and a member of the Executive

Committee. Mr. Taurel joined Eli Lilly in 1971 and has held management positions in the company’s operations in South America and Europe. He was named president of Eli Lilly International Corporation in 1986, executive vice president of the Pharmaceutical Division in 1991, executive vice president of Eli Lilly and Company in 1993, president and chief operating officer in 1996, chief executive officer in 1998, and chairman of the board in 1999. Mr. Taurel is a director of The McGraw-Hill Companies, Inc., a member of the President’s Export Council and the Board of Overseers of the Columbia Business School and a trustee of the Indianapolis Museum of Art. Mr. Taurel became an IBM director in 2001.

LORENZO H. ZAMBRANO, 62, is chairman and chief executive officer of CEMEX, S.A.B. de C.V., a producer and marketer of cement and ready-mix concrete products. He is a member of IBM’s Directors and Corporate Governance Committee. Mr. Zambrano joined CEMEX in 1968.  He was named chief executive officer in 1985 and has also served as chairman of the board since 1995. He is director of Vitro, S.A. de C.V., a member of the Citigroup International Advisory Board and the International Advisory Board of the Allianz Companies.  He is also chairman of the board of the Tecnologico de Monterrey.  Mr. Zambrano became an IBM director in 2003.

General Information

[to be included in Definitive Proxy Statement]

Executive Compensation

[to be included in Definitive Proxy Statement]

2.     Ratification of Appointment of Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee has selected the firm of PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to be IBM’s auditors for the year 2007 and with the endorsement of the Board of Directors, recommends to stockholders that they ratify that appointment. PwC served in this capacity for the year 2006. Its representative will be present at the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

The Audit Committee reviews and approves in advance the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, PwC is required to confirm that the provision of such services does not impair their independence. Before selecting PwC, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with PwC in all of these respects. The committee’s review included inquiry concerning any litigation involving PwC and any proceedings by the Securities and Exchange Commission against the firm. In this respect, the committee has concluded that the ability of PwC to perform services for the Company is in no way adversely affected by any such investigation or litigation.

THE IBM BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE FOR THIS PROPOSAL.

Amendments to the Certificate of Incorporation (Proposals 3-6) to Eliminate Statutory Supermajority Voting Requirements for the following extraordinary actions:

•      Merger or Consolidation (Proposal 3)

•      Disposition of all or substantially all of the Company’s assets outside the ordinary course of business (Proposal 4)

•      Plan for the Exchange of Shares (Proposal 5) and

•      Authorization of Dissolution (Proposal 6)

Introduction

The IBM Board of Directors has approved the four separate amendments to our certificate of incorporation set forth below, and is now recommending these amendments to stockholders for approval.  Together, these amendments if approved by stockholders will lower all statutory supermajority voting provisions now applicable to the Company under the New York State Business Corporation Law (“BCL”) from two-thirds of the outstanding shares to a majority of the outstanding shares.  The IBM Board is presenting these amendments to stockholders at this time in response to the vote by IBM stockholders at the 2006 Annual Meeting of Stockholders, in which a majority of the votes cast supported a stockholder proposal asking the Company to implement simple majority voting to the greatest extent possible on all matters other than director elections.

Proposal No.	Corporate Action	BCL provision	Outstanding shares presently required to effect the corporate action (before the requested amendment is implemented)	Outstanding shares that will be required to effect the listed corporate action (after the requested amendment is implemented)
3	Merger or consolidation	Section 903	Two-thirds	Majority
4	Sale, lease, exchange or other disposition of all or substantially all assets outside the ordinary course of business	Section 909	Two-thirds	Majority
5	Plan for the exchange of shares	Section 913	Two-thirds	Majority
6	Authorization of dissolution	Section 1001	Two-thirds	Majority

THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE PROPOSALS.

Background

Last year, the Company included in its proxy statement a stockholder proposal that asked for IBM to implement simple majority voting to the greatest extent possible on all matters other than director elections.  We recommended a vote against the proposal for the reason that we believed the proposal to be applicable primarily to companies in which management and the board of directors had taken affirmative action to amend the company’s charter documents to raise voting thresholds beyond a majority (a “supermajority”) for certain extraordinary actions, like changes in control, in an effort to make those transactions more difficult to consummate, thereby entrenching the board and management. Unlike almost all of the other companies that received similar proposals in 2006, IBM management and the IBM Board had never taken any action to amend our Certificate of Incorporation or by-laws to include any such supermajority voting provisions.  In addition, we never had a poison pill or a classified board, nor do we presently have any contracts for senior management providing for payouts or acceleration of benefits in the event of a change-in-control.  As noted, we believed this proposal to be largely irrelevant to IBM.

The only supermajority voting provisions which are applicable to IBM are those that are currently mandated by the BCL.  Under those statutory provisions, two-thirds of all outstanding shares entitled to vote on the matter are required to effect each of the following extraordinary transactions:

•      a plan to merge IBM into another company or to consolidate our Company with another company;

•      to dispose of all or substantially all of our assets outside the ordinary course of business;

•      to effect a share exchange under which IBM becomes a subsidiary of another company and its stock is exchanged for the stock of that other company (IBM’s new parent); or

•      to dissolve.

We believe that our reasoning with respect to this proposal is still valid.  Nonetheless, given that stockholders voted in favor of that stockholder proposal last year, the Board has now determined that IBM stockholders should be given the opportunity this year to decide whether to approve taking the actions necessary to fully implement the stockholder proposal in a manner consistent with New York State law.  This would be accomplished by adding new provisions amending the Company’s Certificate of Incorporation to lower the existing statutory supermajority voting provisions on these four voting items to the lowest possible threshold, a majority of the outstanding shares.  There are no other statutory supermajority voting provisions now applicable to IBM that can be lowered.  The current proposals will not impact the conduct of our day-to-day business activities or the fundamental governance structures or policies of our Company.

1.     Doesn’t IBM already have simple majority voting?

There are different voting standards required for different actions.  For matters other than director elections — which were not the subject of the referenced stockholder proposal — nearly all of our voting items are already subject to “simple majority voting,” as required by law.  For example, each year, the ratification of appointment of our independent public accountants is governed by “simple majority voting;” i.e., the action will be approved if a majority of the votes cast approve the action.  In addition, when IBM from time to time proposes that stockholders approve an employee stock purchase plan or a stock option plan, those proposals are also subject to “simple majority voting.”  Certain amendments to our Certificate of Incorporation, such as one to increase the number of authorized shares, by law require the affirmative vote of a majority of the outstanding shares.  In contrast, the extraordinary matters addressed by these proposals presently require a higher (“supermajority”) voting threshold under New York law.

2.     Why does IBM need to ask stockholders to approve each of these changes?  Can’t the Board just approve them?

Under the BCL, approval of our stockholders is required.  The vote required under the BCL for each change requested in proposals 3, 4, 5 and 6 is two-thirds of the outstanding shares entitled to vote.

3.     Is IBM planning on taking any of these extraordinary actions?  That is to say, is IBM planning to merge or consolidate, dispose of all or substantially all of its assets outside the ordinary course of business, enter into a share exchange, or dissolve?

No.  The Company has no current plans to effect any of these extraordinary actions which are presently subject to supermajority voting thresholds.  It is important to understand that lowering the voting thresholds for these extraordinary actions is not the same as actually taking the substantive actions.  Stockholders are not being asked to vote at this time to approve any of the substantive actions described in the amendments.  At this time, stockholders are only being asked to lower the voting thresholds associated with subsequent stockholder approval of these actions, should any of these actions later become the subject of future consideration by IBM stockholders.  Assuming that sufficient favorable votes are received at the 2007 Annual Meeting on Proposals 3, 4, 5 and 6, and the Company subsequently amends its Certificate of Incorporation to reflect these amendments by lowering the voting thresholds, the Company would still be required to solicit the approval of a majority of the outstanding shares entitled to vote in order to implement any of the substantive actions.

4.     If none of these extraordinary actions is expected to occur at this time, what are the benefits of having us vote on lowering the voting thresholds for these matters now?

The Board and management are presenting these proposals to our stockholders in response to the vote by stockholders at the 2006 Annual Meeting in favor of the simple majority stockholder proposal.  Last year, we believed we had good reasons for making our recommendations against the stockholder proposal and we believe those reasons are still valid.  But, given last year’s vote on the stockholder proposal, we believe it is appropriate to put these matters up for our stockholders to approve.  Approving the amendments at this time will make it easier in the future for IBM to secure stockholder approval for any of the extraordinary actions outlined, should we wish to do so.  Finally, it is worth noting that the lower voting thresholds that will be put into effect upon approval of these resolutions will be the same voting thresholds applicable to new corporations under the BCL.

5.     Since these four extraordinary items all relate to voting and will all be placed in our Certificate of Incorporation, why are we being asked to vote separately on them?

These items all relate to the effort to lower the supermajority voting standards applicable to the Company, but each item involves a different subject.

Therefore, to avoid confusion by bundling these items together, we are setting out each separate matter intended to be acted upon, so that stockholders are able to express their views on each amendment separately.  Since we can only effect amendments to our Certificate of Incorporation for these four proposals if they each receive the requisite two-thirds vote, each of the proposed amendments to the Certificate of Incorporation, if approved, will be added to our Certificate of Incorporation in a new Article TWELVE.  Each of the amendments we are proposing today will specifically include the new majority voting threshold, together with a statutory reference to the BCL provision presently in effect, containing the voting threshold we are now requesting to be lowered.

6.     What will happen if stockholders approve only some, but not all, of the four proposed amendments to the Certificate of Incorporation?

Because each of the proposals is separate and distinct, the approval of any proposal is not conditioned on the approval of any other proposal.  As a result, the Company will only amend the Certificate of Incorporation to include those provisions which receive the requisite favorable vote of two-thirds of the outstanding shares entitled to vote.  Those amendments that are not approved by shareholders will not be reflected in the Certificate of Incorporation.

7.     Where can I see the actual language for each of these four separate proposed amendments to the Certificate of Incorporation the Board is now proposing?

Each of the four proposed amendments to our Certificate of Incorporation covered by proposals 3, 4, 5 and 6 are separately set forth in Appendix A to this Proxy Statement.

8.     What happens if I just elect to abstain on these voting items?

An abstention is not an affirmative vote, and will therefore have the same effect as a vote “against” each of the proposed amendments, making the required two-thirds voting threshold more difficult to attain.

THE IBM BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR  EACH OF THE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION SET FORTH IN PROPOSALS 3, 4, 5 and 6.  THE EFFECT OF AN ABSTENTION ON ANY PROPOSAL IS THE SAME AS A VOTE AGAINST SUCH PROPOSAL.

STOCKHOLDER PROPOSALS

Stockholder proposals may be submitted for inclusion in IBM’s 2008 proxy material after the 2007 Annual Meeting but must be received no later than 5 p.m. EST on November       2007. Proposals should be sent via registered, certified, or express mail to: Office of the Secretary, International Business Machines Corporation, New Orchard Road, Mail Drop 301, Armonk, N.Y. 10504.

Management carefully considers all proposals and suggestions from stockholders. When adoption is clearly in the best interest of the Company and stockholders, and can be accomplished without stockholder approval, the proposal is implemented without inclusion in the proxy material.

Examples of stockholder proposals and suggestions that have been adopted over the years include stockholder ratification of the appointment of an independent registered public accounting firm, improved procedures involving dividend checks and stockholder publications, and changes or additions to the proxy material concerning such matters as abstentions from voting, appointment of alternative proxy, inclusion of a table of contents, proponent disclosure, and secrecy of stockholder voting.

Some of the following stockholder proposals contain assertions about IBM that we believe are incorrect.  We have not attempted to refute all of these inaccuracies.

THE IBM BOARD OF DIRECTORS OPPOSES THE FOLLOWING PROPOSALS FOR THE REASONS STATED AFTER THE PROPOSALS.

7.     Stockholder Proposal on Cumulative Voting

Management has been advised that Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the owner of 200 shares, intends to submit the following proposal at the meeting:

RESOLVED: “That the stockholders of IBM, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 380,654,136 shares, representing approximately 40.1% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

[Board response to be included in Definitive Proxy Statement]

8.     Stockholder Proposal on Pension and Retirement Medical

Management has been advised that Mr. James Leas, 37 Butler Drive, South Burlington, VT 05403, the holder of 408 shares, on behalf of himself and 43 co-filers of the proposal, whose names, addresses and IBM stockholdings are available upon request, intends to submit the following proposal at the meeting:

Stockholders ask the Board to adopt the following policy:

Age discrimination in retirement policies will be ended by allowing all employees, regardless of age, to choose the promised pension and retirement medical insurance under the terms in effect before IBM adopted changes in 1995 and 1999.

Highlighting executive greed, the New York Times noted on 8/1/2003 that some of the savings produced from slashing employee pensions in 1999 “was to be used to create pensions for executives.” IBM enacted a separate “top hat” pension plan for executives in 1998.

IBM first implemented age discrimination when it divided employees into three groups based largely on their age on June 30, 1999 and treated employees in each age group vastly differently.

While an appeals court reversed the district court’s conclusion that IBM’s action violated pension law, it did not reverse the court’s finding that the cash balance plan would “cause reductions in retirement pay of up to 47% for older workers.” Many employees calculated their pension losses in the hundreds of thousands of dollars.

When IBM executives slashed promised pensions in 1999, employees responded with an unprecedented national campaign of protest meetings. IBM partially backed down, allowing about 35,000 additional employees to choose between the pension plans. That protest campaign produced substantial gains for those employees and for the company.

IBM executives further implemented age discrimination when they laid off older workers at a far greater rate than younger workers. An IBM engineer in Burlington, Vermont analyzed data provided by IBM and showed that while about 20% of younger engineers and technicians were selected for the June, 2002 layoff, 32% of those in their early fifties, 48% of those in their late fifties, and 67% of those in their early sixties were selected.

Older laid-off IBMers filed suits. IBM executives suffered stunning defeats when two appeals courts reversed district court dismissals and found that the company’s “General Release,” that employees signed in exchange for severance pay, violated age discrimination law, and that laid- off employees can proceed with their suits for age discrimination notwithstanding that Release.

In my view, boosting executive pay was the central reason IBM implemented blatant age discrimination. Under a pension fund accounting rule, executives boosted the report of profit based on the 1995 and 1999 changes—even though no actual money was transferred to IBM from the pension trust fund. The court acknowledged that $1 billion—13% of IBM’s net income—came from this accounting rule treatment in 2001. IBM executive pay is tied to the report of profit, as elevated by this vapor profit. Targeting older workers nearing retirement for layoff also slashed pension obligation, boosting the vapor profit and executive pay.

IBMers and laid-off IBMers are the best defenders of IBM from greed-driven top executives who put personal interest ahead of company, employee, customer, and stockholder interest. Concerted action, legal action, and stockholder resolutions have become part of the job of working for IBM to challenge and reverse self-serving executive decisions.

THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

[Board response to included in Definitive Proxy Statement]

9.     Stockholder Proposal on Executive Compensation

Management has been advised that Mr. William W. McGreevy, Jr., 18 Riverdale Drive, Wingdale, NY 12594-1118, the owner of 26 shares, intends to submit the following proposal at the meeting:

RESOLVED: The Stockholders request that the Board of Directors adopt a policy that the compensation of senior executives will be determined in the future without regard to any “pension income” from a defined benefit pension plan that the accounting rules may require IBM to treat as an addition to its reported income and earnings per share.

STATEMENT OF SUPPORT

IBM uses criteria to compensate the performance of its senior executives, such as net income and earnings per share, that may include “pension income” from defined benefit pension plans. I do not believe compensation decisions should be influenced by such “income,” because “pension income” does not reflect the results of operations, money that is actually available for use by the company, or the actual performance of the executives involved.

In my view, the use of “pension income” has distorted key compensation decisions. IBM’s annual report for 2003 reported “periodic pension income” from various defined benefit pension plans of about $803 million or 7% of its pre-tax income. This compares with $1.2 billion, or nearly 16% of its pre-tax income in 2002, $1.5 billion or 13% of its pre-tax income in 2001, and $1.3 billion, or 11% of its pre-tax income in 2000.

In all, “pension income” accounted for more than $4.8 billion of IBM’s pre-tax income for that four year period. However, as the managing director of Standard & Poor’s observed in Investors Business Daily, “it’s not the company’s money. It stays in the pension fund.” (Oct. 25, 2002)

Despite these facts, the 2003 and 2004 proxy statements report that IBM’s top senior executives were given more than $100 million of performance-based compensation based, in part, on either net income or earnings per share. From

2000 through 2003, this compensation included more than $46 million in annual bonus awards, $27 million in restricted stock and $31 million in payouts under the Long Term Incentive Plan.

By using reported net income and earnings per share as compensation criteria, and failing to subtract pension income from the reported numbers, I believe IBM compensated top Executives as if they actually contributed to the production of $4.8 billion in “pension income” through their efforts in managing operations, when in fact, they did not.

This, in my view, was a clear violation of the principle of “pay for performance.” While IBM has not reported “pension income” from defined benefit plans since 2003, this does not change my point that “pension income” should never again be used as a means of boosting executive pay.

This proposal won more than 43% of the votes cast for and against it at the last annual meeting. If you agree that executives should never again be rewarded for financial performance on the basis of “pension income,” please support this proposal.

THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

  [Board response to be included in Definitive Proxy Statement]

10.   Stockholder Proposal on Offshoring

Management has been advised that Michael L. Saville, P.O. Box 397, Riverton, UT 84065, the owner of 82 shares, intends to submit the following proposal at the meeting:

RESOLVED: The stockholders request that the Board establish an independent committee to prepare a report on the potential damage to the Company’s brand name and reputation in the United States that could result from IBM’s offshoring efforts and make copies of the report available to shareholders of the Company upon request.

SUPPORTING STATEMENT:

IBM’s brand name may be its most important asset. For Harris Interactive, “ the value of a company’s reputation may be as much as 40% of its total market value.” [IN FACT, Press Release, 2/07/01] Company reputations affect consumer purchases. And “reputation, once lost, is extremely difficult to reclaim.” [Wall Street Journal, 2/07/01]

The offshoring of manufacturing and service work may be profitable in the short term, but in our view may have significant long-term consequences. The shift of production to low-wage countries in general, and to China in particular, has generated negative press stories in the U.S. [InformationWeek, 10/30/06; Knight Ridder news service, 11/10/03] Two in three Americans think that job losses to China are a “serious issue.” [Greenberg Quinlan Rosner Research, 2003]

Damage to reputation can impair the internal functioning of companies as well. There is some evidence to suggest that when companies, such as IBM, engage in the offshoring of significant amounts of work, it reduces the morale for employees in the U.S. [CIO Insight, 3/6/06; CIO Magazine, 9/1/03] It appears that IBM’s U.S. workers are now in direct competition with IBM’s workers in China and other countries where the exercise of labor rights is discouraged.

The impact on morale is especially important for U.S. based companies, as acknowledged in 2003 by Tom Lynch, IBM’s Director of Global Employee Relations. He anticipated problems would arise when IBM workers were asked to train their replacements, referring to it as a “dignity issue.” [http://www.allianceibm.org/articles/execoffshoremeet.htm]

There is also evidence that the offshoring of highly skilled jobs has a detrimental impact on the choices made by American college students. Young Americans may wonder whether they should study computer science or engineering since these jobs are going offshore and the remaining engineers will be subject to downward pressure on pay and benefits as well as the possibility of having to train their replacements. [Computerworld, 5/5/2006]

Finally, there is evidence that offshoring on a large scale basis undermines the knowledge base in the U.S. In 2004, the IEEE-USA wrote that offshoring “poses a very serious, long term challenge to the nation’s leadership in technology and innovation, its economic prosperity, and its military and homeland security.” [http://ieeeusa.org/policy/positions/offshoring.html]

When offshoring takes place, we believe there is potential for significant damage to the company’s brand name and reputation. Accordingly, we submit that an authoritative report is appropriate on that potential.

We urge shareholders to vote for this proposal.

THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

[Board response to be included in Definitive Proxy Statement]

11.   Stockholder Proposal on Majority Voting for Directors

Management has been advised that the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, the beneficial owner of 27,500 shares, intends to submit the following proposal at the meeting:

RESOLVED: That the shareholders of International Business Machines Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s certificate of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT:  In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Safeway, Home Depot, Gannett, and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted bylaws or policies to address post-election issues related to the status of director nominees that fail to win election. Our Company has not established a majority vote standard in Company bylaws, opting only to establish a post-election director resignation governance policy. The Company’s director resignation policy simply addresses post-election issues, establishing a requirement for directors to tender their resignations for board consideration should they receive more “withhold” votes than “for” votes. We believe that these director resignation policies, coupled with the continued use of a plurality vote standard, are a wholly inadequate response to the call for the adoption of a majority vote standard.

We believe the establishment of a meaningful majority vote policy requires the adoption of a majority vote standard in the Company’s governance documents, not the retention of the plurality vote standard. A majority vote standard combined with the Company’s current post-election director resignation policy would provide the board a framework to address the status of a director nominee who fails to be elected. The combination of a majority vote standard with a post-election policy establishes a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director.

We urge the board to adopt a majority vote standard.

THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

[Board response to be included in Definitive Proxy Statement]

12.   Stockholder Proposal on Pay Differentials

Management has been advised that the Communications Workers of America Members’ Relief Fund, 501 Third Street, N.W., Washington, D.C. 20001-2797, the beneficial owner of over $2,000.00 worth of IBM shares, intends to submit the following proposal at the meeting:

RESOLVED: The Shareholders request that the Board of Directors establish an independent committee to prepare a report to shareholders to quantify the differentials between the pay of IBM’s senior executives and the lowest paid 10% of current Company employees employed in the U.S. and the comparable group of current employees in non-U.S. locations; determine the extent senior executive retirement packages perpetuate those differentials into retirement years; and evaluate the extent to which the perpetuation of those differentials for both active employees and retirees may or may not serve the interests of the Company and its shareholders.

STATEMENT OF SUPPORT

IBM has a Supplemental Executive Retention Plan (SERP) to provide retirement benefits for executives that exceed IRS limitations on the benefits that can be paid from tax-qualified pension plans. We believe that the supplementary retirement benefits paid to the senior executives of IBM have undesirable costs, because they are excessive in amount, tend to damage employee morale, and may depress earnings per share.

In this context, the SERP pays up to 67% of an executive’s average annual compensation based on average annual salary and bonus over the final five years of his or her employment, or the highest consecutive five calendar years of compensation, whichever is greater. Moreover, the percentage of pay replaced is considerably higher for those in the SERP than for non-executive employees who do have that benefit. This feature perpetuates the great disparities in compensation that now exist between the current senior executives of IBM and the active lower-level employees into their retirement years.

While the existing pay differential between top executives and the average U.S. employee at IBM may be extremely high, it is even higher for many non-U.S. employees. Pay differentials of this magnitude, we believe, have the effect of lowering employee morale and productivity. A 1992 study by Cowherd and Levine in Administrative Science Quarterly found that pay differentials between managers and blue collar workers also tend to reduce product quality.

In the mid-1980s, management guru Peter Drucker argued that no CEO should earn more than 20 times the company’s lowest-paid employee. (Business Week, 5/6/2002). Drucker believed that the growing differential between CEO and worker pay would damage company cultures and employee productivity.

Finally, according to the 2005 Annual Report, the current unfunded liability at year-end 2005 for the SERP and the non-qualified portion of the IBM Personal Pension Plan exceeded $5.6 billion. Such an unfunded liability must inevitably have a depressive impact on earnings per share. (Business Week, 6/23/2006).

Although the SERP was closed to new participants, effective May 1, 2004, it continues to perpetuate retirement differentials. In addition, the new defined contribution plan will also perpetuate disparities because it will pay up to 10% of total pay.

Under these circumstances, we believe it would be prudent for the Board to produce this report and share it with shareowners.

THE IBM BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

[Board response to be included in Definitive Proxy Statement]

Other Matters

Management knows of no other matters that may properly be, or are likely to be, brought before the meeting. If other proper matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters utilizing their own discretion. Under the terms of the Company’s Bylaws, stockholders who intend to present an item of business at the 2008 annual meeting of stockholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice of such business to the Company’s Secretary no earlier than October     , 2007 and no later than November    , 2007, as set forth more fully in such By-laws.

Proxies and Voting At the Meeting

[to be included in Definitive Proxy Statement]

APPENDIX A

Proposals 3, 4, 5 and 6:

Proposed Article TWELVE to the Company’s Certificate of Incorporation

“TWELVE:      At a meeting of stockholders, following all requisite approvals under the Business Corporation Law of the State of New York (BCL), the affirmative vote of a majority of the votes of all outstanding shares entitled to vote thereon shall be required to take any of the following actions:”

Proposal No.	Corporate Action	Proposed BCL Amendment
3	Merger or consolidation	“to adopt a plan of merger or consolidation in accordance with Section 903 of the BCL or any successor provision thereto”
4	Sale, lease, exchange or other disposition of all or substantially all assets outside the ordinary course of business	“to approve the sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation in accordance with Section 909 of the BCL or any successor provision thereto”
5	Plan for the exchange of shares	“to adopt a plan for the exchange of shares in accordance with Section 913 of the BCL or any successor provision thereto”
6	Authorization of dissolution	“to authorize the dissolution of the Corporation in accordance with Section 1001 of the BCL or any successor provision thereto”

A-1

[FRONT OF ADMISSION TICKET]

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone.

Available 24 hours a day, 7 days a week.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE GREY-SHADED TITLE BAR entitled “Proxy/ Voting Instruction Card”

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Vote by Internet

• Log on to the Internet and go to

www.ibm.com/investor/vote

• Follow the steps outlined on the secure website.

Vote by telephone

• Within the US, Canada & Puerto Rico, call toll free

1-XXX-XXXX on a touch tone telephone.

There is NO CHARGE to you for the call.

• Outside the US, Canada & Puerto Rico, call

1-XXX-XXXX on a touch tone telephone.

Standard rates will apply.

• Follow the instructions provided by the recorded message.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

[BACK OF ADMISSION TICKET]

Annual Meeting Admission Ticket

This is your admission ticket for the Annual Meeting of Stockholders to be held on Tuesday, April 24, 2007, at 10 a.m. in the Grand Ballroom of the Knoxville Convention Center, 701 Henley Street, Knoxville, Tennessee.

Stockholders must have a ticket for admission to the meeting. This ticket is issued to the stockholder whose name appears on it and is non-transferable.

PLEASE DETACH AND PRESENT THIS TICKET AND PHOTO IDENTIFICATION FOR ADMISSION TO THE ANNUAL MEETING. CAMERAS, CELLULAR PHONES, RECORDING EQUIPMENT AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

Dear IBM Stockholder:

Your vote is important. Please read both sides of the attached 2007 IBM Proxy/Voting Instruction Card. You can vote your shares through the Internet, by telephone, or by marking, signing and returning your card. If you vote through the Internet or by telephone, there is no need to mail your card.

You are invited to attend the Annual Meeting of Stockholders on Tuesday, April 24, 2007, at 10 a.m. in the Grand Ballroom of the Knoxville Convention Center, 701 Henley Street, Knoxville, Tennessee.  If you plan to attend the Annual Meeting, you should either mark the box provided on the attached card, or signify your intention to attend when you access the Internet or telephone voting system. An admission ticket is attached for your convenience.

As part of IBM’s strategy to utilize the Internet in providing stockholder services, we are giving our stockholders the opportunity to receive IBM’s Annual Report and Proxy Statement online.  If you have not signed up for this service and you wish to receive future copies of this material through the Internet, you may do so by submitting IBM’s Paperless Annual Meeting Material Consent form online through the Internet at: http://www.ibm.com/investor/form

We urge you to vote your shares. Thank you very much for your cooperation and continued loyalty as an IBM Stockholder.

/s/ Daniel E. O’Donnell

Daniel E. O’Donnell
Vice President and Secretary

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

[FRONT OF PROXY/VOTING INSTRUCTION CARD]

Using a black ink pen, mark your votes with an X as shown in this example.  ☒

 Please do not write outside the designated areas.

Proxy/Voting Instruction Card   [stockholder-specific  vote control information set forth here]

IBM’s Directors recommend a vote FOR proposals 1 – 6.

1. Election of Directors for a Term of One Year

   (Directors are listed on the reverse side.)

☐ MARK HERE TO VOTE FOR ALL NOMINEES

☐ MARK HERE TO WITHHOLD VOTE FOR ALL NOMINEES

☐ MARK HERE TO VOTE FOR ALL NOMINEES EXCEPT — To withhold a vote for one or more nominees, mark the box to the left AND the corresponding numbered box(es) below for the director nominees listed on the back of this card:

01	02	03	04	05	06	07	08	09	10	11	12
☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2. Ratification of Appointment of Independent Registered
Public Accounting Firm		☐	☐	☐

Amendments to the Certificate of Incorporation (Proposals 3–6)
to Eliminate Statutory Supermajority Voting Requirements
for the following extraordinary actions:

3.	Merger or Consolidation	☐	☐	☐

4.	Disposition of All or Substantially All of the Assets of the Corporation Outside the Ordinary Course of Business	☐	☐	☐

5.	Plan for the Exchange of Shares of the Corporation	☐	☐	☐

6.	Authorization of Dissolution of the Corporation	☐	☐	☐

IBM’s Directors recommend a vote AGAINST Stockholder proposals 7 – 12.

	FOR	AGAINST	ABSTAIN

7. Stockholder Proposal on Cumulative Voting	☐	☐	☐

8. Stockholder Proposal on Pension and Retirement Medical	☐	☐	☐

9. Stockholder Proposal on Executive Compensation	☐	☐	☐

10. Stockholder Proposal on Offshoring	☐	☐	☐

11. Stockholder Proposal on Majority Voting for Directors	☐	☐	☐

12. Stockholder Proposal on Pay Differentials	☐	☐	☐

Please date and sign below, and return this card in the enclosed envelope, or you may vote by using the internet or telephone.

Date (mm/dd/yyyy) — Please print date below.
/ /

Signature 1 — Please keep signature within the box

/ /
Signature 2 — Please keep signature within the box

/ /

[BACK OF PROXY/VOTING INSTRUCTION CARD]

International Business Machines Corporation

Armonk, New York 10504

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders — April 24, 2007

Samuel J. Palmisano, Mark Loughridge, and Daniel E. O’Donnell, or any of them individually and each of them with the power of substitution, are hereby appointed Proxies of the undersigned to vote all common stock of International Business Machines Corporation owned on the record date by the undersigned at the Annual Meeting of Stockholders to be held in the Grand Ballroom of the Knoxville Convention Center,  701 Henley Street,  Knoxville, Tennessee, at 10 a.m. on Tuesday, April 24, 2007, or any adjournment thereof.

THE PROXIES WILL VOTE USING THE DIRECTIONS PROVIDED ON THE REVERSE SIDE OF THIS CARD.  IF YOU SIGN AND RETURN THIS PROXY, BUT DO NOT PROVIDE SPECIFIC DIRECTION WITH RESPECT TO A VOTING ITEM, THIS PROXY WILL BE VOTED WITH RESPECT TO SUCH ITEM AS RECOMMENDED BY THE BOARD OF DIRECTORS.  THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE NOTICE OF 2007 ANNUAL MEETING AND PROXY STATEMENT.

THIS CARD WILL ALSO BE USED TO PROVIDE VOTING INSTRUCTIONS TO THE TRUSTEE FOR ANY SHARES OF COMMON STOCK OF INTERNATIONAL BUSINESS MACHINES CORPORATION HELD IN THE IBM STOCK FUND INVESTMENT ALTERNATIVE UNDER THE IBM SAVINGS PLAN ON THE RECORD DATE, AS SET FORTH IN THE NOTICE OF 2007 ANNUAL MEETING AND PROXY STATEMENT.  UNLESS YOU USE THE INTERNET OR THE TELEPHONE TO VOTE YOUR SHARES, YOU MUST SIGN AND RETURN THIS PROXY IN ORDER FOR YOUR SHARES TO BE VOTED.

Director Nominees:

01. C. Black	04. M.L. Eskew	07. L.A. Noto	10. J.E. Spero
02. K.I. Chenault	05. S. A. Jackson	08. J.W. Owens	11. S. Taurel
03. J. Dormann	06. M. Makihara	09. S.J. Palmisano	12. L.H. Zambrano

(Shares will be voted as directed if this card is: 1. signed and returned or  2. shares are voted over the Internet or by telephone or  3. other specific arrangements are made to have the shares represented at the meeting.)